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HEWLETT-PACKARD COMPANY

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WALTER B. HEWLETT, EDWIN E. VAN BRONKHORST AND THE WILLIAM R. HEWLETT REVOCABLE TRUST

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The William and Flora Hewlett Foundation
525 Middlefield Road, Suite 200
Menlo Park, CA 94025

Contact: 650-329-1070

For Immediate Release

Independent Stock Committee Statement

MENLO PARK, Calif., March 13, 2002. The Hewlett-Packard/Agilent Stock Committee of the William and Flora Hewlett Foundation today made a final decision to vote the Foundation’s Hewlett-Packard shares against the merger of Hewlett-Packard and Compaq. The committee also recommended to the Trustees of the William R. Hewlett Trust that the Trust’s Hewlett-Packard shares, which will be distributed to the Foundation over time, also be voted against the proposed transaction. The Committee’s decision is the result of an independent evaluation of the merits of the proposed transaction. In making its decision, none of the stock committee members discussed the merger with, or was influenced by, any member of the Hewlett family.

The independent stock committee is composed of Irv Grousbeck, Chairman, co-founder of Continental Cablevision and professor at the Stanford Business School; T. Robert Burke, founder of AMB Property Corporation, a real estate investment and management firm; Robert Erburu, former chief executive of the Times Mirror Company; and Rosalie Wolf, an investment professional in a private San Francisco investment advisory firm and former chief investment officer at The Rockefeller Foundation. Additional biographical information is found below.

This committee, established in 1998, was structured to exclude Hewlett family members and HP employees and directors.

In evaluating the transaction, the stock committee’s sole concern was one of value: is the Foundation’s investment in HP likely to be more or less valuable if HP merges with Compaq?

In determining to vote against the merger, the committee took into account opinions from a broad range of investment professionals believed likely to have a relatively unbiased view of the proposed transaction, including sources that both favor and oppose the proposed acquisition. The committee decided that the information and views collected, when taken as a whole, led to two conclusions:

1)	HP would be substantially overpaying for Compaq and

2)	the proposed acquisition of Compaq would materially raise the risk faced by HP stockholders and would likely result both in meaningfully lower expected earnings per share in future years and in a lower valuation being placed on the earnings of a larger and slower-growing company.

-more-

Additional Biographical Information on Hewlett Foundation Independent Stock Committee Members

Harold Irving Grousbeck has taught entrepreneurial management at Stanford Business School as a consulting professor or lecturer since 1985. Previously he was a lecturer at Harvard Business School. He is a co-founder of Continental Cablevision, Inc. and served as its president from 1964-80 and chairman from 1980-85. He is the co-author of New Business Ventures and the Entrepreneur, which is in its 5th edition. In addition to being a director of the Foundation, he is or was formerly director of numerous for-profit and not-for-profit organizations.

T. Robert Burke is the past chairman of AMB Property Corporation, which manages real estate investments for large pension funds, endowments and foundations. Prior to that he was a partner at Morrison & Foerster and General Counsel of Sutter Hill Limited. He is also a Trustee of Stanford University and a member of the Investment Committee of the University of California at San Francisco Foundation. He is a former board member of Stanford Management Company.

Robert F. Erburu retired as chairman of the board of The Times Mirror Company in 1996, having served in that position since 1986 and as chief executive officer since 1981. He is a director of Marsh & McLennan Companies and a former director of Cox Communications, the Tejon Ranch Company and the Federal Reserve Bank of San Francisco (where he also served as Chairman). Mr. Erburu is currently a director of the Foundation, The Ahmanson Foundation, The Ralph M. Parsons Foundation, The Fletcher Jones Foundation and the Carrie Estelle Doheny Foundation. Mr. Erburu served as a trustee of the J. Paul Getty Trust from 1987 to 2000, as chairman from 1993 through 2000 and is currently chairman emeritus. He is also chairman emeritus of the Huntington Library, Art Collections and Botanical Gardens.

Rosalie J. Wolf is a Managing Director of Laurel Management Company, L.L.C., a leading wealth management firm in San Francisco and New York. Previously, she was Chief Investment Officer of The Rockefeller Foundation, where she oversaw the Foundation’s $3.8 billion endowment. Earlier, she was Treasurer of International Paper Company and the named Fiduciary of its $2 billion pension plan whose investments she oversaw. She has been a senior officer on Wall Street at Bankers Trust Corporation and Donaldson, Lufkin and Jenrette. She was an Assistant Treasurer of Mobil Corporation, where she served in various capacities for 15 years. Ms. Wolf is a trustee of TIAA-CREF, and a director of Airborne Express, North European Oil Royalty Trust, and The Sanford C. Bernstein Mutual Funds.

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The William and Flora Hewlett Foundation was established in 1966. The Foundation’s broad purpose, as stated in the articles of incorporation, is to promote the well being of mankind by supporting selected activities of a charitable nature, as well as organizations or institutions engaged in such activities.

The Foundation concentrates its resources on activities in education, performing arts, population, environment, conflict resolution, family and community development, and U.S.– Latin American Relations.

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